Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Fourth Quarter and Full Year 2016 Results

•	4Q 2016 Revenues of $67.3 million vs. $46.6 million in 3Q 2016 and $72.1 million in 4Q 2015

•	4Q 2016 Net loss of $(7.3) million vs. $(10.8) million in 3Q 2016 and net income of $10.6 million in 4Q 2015

•	4Q 2016 EBITDA of $0.1 million vs. $(2.9) million in 3Q 2016 and $17.4 million in 4Q 2015

•	4Q 2016 $(0.11) basic and diluted loss per limited partner unit

Houston, Texas, February 21, 2017 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported fourth quarter and full year 2016 results. Revenues for the quarter ended December 31, 2016 totaled $67.3 million on sales of 1,358,511 tons of frac sand. This compares to $46.6 million of revenues on sales of 1,082,974 tons of frac sand in the third quarter of 2016. The limited partners' interest in net loss was $(7.2) million for the fourth quarter of 2016, resulting in basic and diluted loss of $(0.11) per limited partner unit.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter 2016 was $0.1 million, compared to $(2.9) million for the third quarter of 2016. Distributable cash flow attributable to the limited partners for the fourth quarter of 2016 was $(4.4) million. No distributions to unitholders were declared for the fourth quarter of 2016, as the Partnership continued its distribution suspension to conserve and strategically apply cash.

“Activity for our business continued to improve and gain strength as reflected in the 25% sequential increase in the volume of sand we sold during the fourth quarter,” said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. “In addition to an increase in volumes, our profitability continues to improve, as we achieved positive quarterly EBITDA for the first time since the fourth quarter of 2015. We have a significantly improved Hi-Crush platform - one with lower costs, greater efficiencies and an expanded service offering, including our PropStream last-mile integrated logistics solution. This benefits us as proppant intensity increases continue, well completion activity picks up momentum and customer focus remains on surety of supply.”

Revenues for the fourth quarter of 2016 increased due to the sequential increase in sales volumes, combined with higher pricing generally, and the impact of higher volumes sold in-basin during the fourth quarter of 2016. Reflecting the change in mix in customer demand, approximately 57% of the volumes were sold in-basin for the fourth quarter of 2016, an increase from 47% in the third quarter of 2016 and from 52% in the fourth quarter of 2015. Average sales price per ton sold was $49 per ton in the fourth quarter of 2016, compared to $43 per ton in the third quarter of 2016 and $52 per ton in the fourth quarter of 2015, reflecting a higher pricing environment and the mix of greater in-basin sales volumes. Pricing for sand generally rose more than 5% quarter over quarter with greater increases for finer mesh sand and in-basin delivery.

“We saw pricing improve in the fourth quarter, especially late in the quarter. The pace of increases has accelerated rapidly in the first quarter,” said Mr. Rasmus. “We expect pricing improvement to continue throughout the year.”

Of the 1,358,511 tons of frac sand sold during the fourth quarter of 2016, approximately 91% were produced and delivered from the Partnership's facilities, with the remainder being purchased from our sponsor's Whitehall facility. Contribution margin was $3.45 per ton in the fourth quarter of 2016, compared to $4.47 per ton in the third quarter of 2016. The decrease in contribution margin per ton was the result of normal seasonal increases in production costs during the winter, and the mix impact of higher production cost per ton from operating Augusta at under 50% of capacity for the full fourth quarter of 2016 as compared to one month of operations in the third quarter of 2016. These higher production costs largely offset the sales price increases implemented later in the quarter.

“Customer demand continues to strengthen and our production facilities are effectively sold out for the first quarter,” said Mr. Rasmus. “We plan to operate Wyeville, Blair and Augusta near full capacity beginning as early as the second quarter, benefiting our production cost and contribution margin per ton. In addition, our sponsor is making preparations to restart the Whitehall production facility in the second quarter. Our customers are seeking surety of supply as crews get back to work, and we expect we’ll need to fully utilize our existing mines, as well as the capacity of our sponsor’s mine, in order to meet those demands as the cycle progresses.”

For the full year 2016, the limited partners' interest in net loss was $(81.3) million, resulting in basic and diluted loss of $(1.64) per limited partner unit. The basic and diluted loss per unit for the year was negatively impacted by $34.0 million of impairments and other expenses primarily associated with the impairment of our goodwill in the first quarter of 2016. The limited partners' interest in adjusted net loss, adjusted to exclude the impact of these non-recurring items, was $(47.3) million for the full year 2016 representing a diluted adjusted loss of $(0.95) per limited partner unit. EBITDA adjusted for the non-cash impairment of goodwill (“Adjusted EBITDA") for the full year 2016 was $(16.9) million. Distributable cash flow attributable to the limited partners for 2016 was $(31.2) million.

Revenues for the year ended December 31, 2016 totaled $204.4 million on sales of 4,253,746 tons of frac sand, compared to revenues of $339.6 million on sales of 5,003,702 tons of frac sand for the year ended December 31, 2015. Contribution margin averaged $3.58 per ton for the full year 2016, compared to $18.28 per ton for the full year 2015.

PropStreamTM Operations

Hi-Crush previously announced the successful pilot test of its PropStream integrated delivery solution in October 2016. Hi-Crush currently has two crews operating in the Permian Basin, both of which are expected to be fully-utilized through the end of 2017. A third PropStream crew is mobilizing in the northeast to serve the Marcellus and Utica plays.

“The market reception to our PropStream integrated logistics solution this year has been tremendous,” said Chad McEver, Vice President, Sales and Business Development of Hi-Crush. “We see more and more interest in a containerized solution to the logistics challenges driven by the demand for ever increasing amounts of sand at the well site. Our PropStream solution delivers those high volumes more efficiently and effectively versus alternative mechanisms.”

Liquidity and Capital Expenditures

As of December 31, 2016, the Partnership had $196.4 million of long-term debt outstanding, and was in compliance with the covenants defined in its Revolving Credit Facility Agreement. As of December 31, 2016, Hi-Crush had $70.7 million in cash and available capacity under its revolving credit facility.

On January 4, 2017, the Partnership entered into an equity distribution program with certain financial institutions (each, a “Manager”) under which we may sell, from time to time, through or to the Managers, common units representing limited partner interests in the Partnership up to an aggregate gross sales price of $50.0 million. As of February 21, 2017, the Partnership had not issued any common units under this equity distribution program.

“We remain conservative and maintain a strong balance sheet,” said Laura Fulton, Chief Financial Officer of Hi-Crush. “Although we have not utilized our at-the-market equity facility and have no plans to, the recent addition of the ATM facility adds flexibility for the future. Our 2017 capital expenditures plan includes our annual spending as well as additional growth capex.”

The Partnership provided guidance for 2017 capital expenditures in the range of $30.0 to $35.0 million related to equipment for the PropStream integrated logistics solution, terminal expansion and overburden removal, among other projects. In addition, the Partnership committed to investing up to $17.4 million in PropX, of which, $10.2 million had been funded as of December 31, 2016. For the year ended December 31, 2016, capital expenditures totaled $42.6 million related to costs associated with the completion of the Blair facility, completion of distribution terminal facilities in Colorado and Texas, and expansion of rail capacity at the Wyeville facility, among other projects.

Conference Call

On Wednesday, February 22, 2017, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s fourth quarter and full year 2016 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13653835. The replay will be available until March 8, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.

Hi-Crush Partners LP filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K”) on February 21, 2017. An electronic copy of the Form 10-K (including these financial statements) is available on Hi-Crush’s website at www.hicrush.com under the “Investors Relations” section, and also may be obtained through the SEC’s website at www.sec.gov. Interested parties also may receive a hard copy of the Form 10-K and these financial statements free of charge upon request to the secretary of our general partner at our principal executive offices. Our principal executive offices are located at Three Riverway, Suite 1350, Houston, Texas 77056, and our telephone number is (713) 980-6200.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of goodwill and long-lived assets. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells.  Our reserves, which are located in Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States.  Hi-Crush owns and operates a portfolio of sand facilities with on-site wet and dry plant assets, including direct access to major U.S. railroads for distribution to in-basin terminals.  We own and operate a network of strategically located terminals and an integrated distribution system throughout North America, including our PropStreamTM integrated logistics solution, which delivers proppant into the blender at the well site. For more information, visit www.hicrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2016. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrush.com
(713) 980-6270

Marc Silverberg, ICR
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	December 31,
	2016	2015 (a)
Revenues	$67,297	$72,077
Cost of goods sold (excluding depreciation, depletion and amortization)	62,612	60,397
Depreciation, depletion and amortization	3,986	2,237
Gross profit	699	9,443
Operating costs and expenses:
General and administrative expenses	4,888	4,943
Impairments and other expenses	28	1,941
Accretion of asset retirement obligations	95	85
Other operating income	—	(12,310)
Income (loss) from operations	(4,312)	14,784
Other income (expense):
Interest expense	(2,943)	(4,164)
Net income (loss)	(7,255)	10,620
Loss attributable to non-controlling interest	31	57
Net income (loss) attributable to Hi-Crush Partners LP	$(7,224)	$10,677
Earnings (loss) per limited partner unit:
Basic	$(0.11)	$0.30
Diluted	$(0.11)	$0.30

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Year Ended
	December 31,
	2016	2015 (a)
Revenues	$204,430	$339,640
Cost of goods sold (excluding depreciation, depletion and amortization)	189,193	248,172
Depreciation, depletion and amortization	15,437	13,199
Gross profit (loss)	(200)	78,269
Operating costs and expenses:
General and administrative expenses	33,198	24,890
Impairments and other expenses	34,025	25,659
Accretion of asset retirement obligations	369	336
Other operating income	—	(12,310)
Income (loss) from operations	(67,792)	39,694
Other income (expense):
Interest expense	(13,341)	(13,903)
Net income (loss)	(81,133)	25,791
(Income) loss attributable to non-controlling interest	99	(145)
Net income (loss) attributable to Hi-Crush Partners LP	$(81,034)	$25,646
Earnings (loss) per limited partner unit:
Basic	$(1.64)	$0.73
Diluted	$(1.64)	$0.73

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	December 31,		September 30,
	2016	2015	2016
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(7,255)	$10,620	$(10,767)
Depreciation and depletion expense	3,987	2,239	4,623
Amortization expense	421	421	420
Interest expense	2,943	4,164	2,845
EBITDA	96	17,444	(2,879)
Non-cash impairments of goodwill and long-lived assets	—	1,731	—
Adjusted EBITDA	96	19,175	(2,879)
Less: Cash interest paid	(2,571)	(3,113)	(2,472)
Less: Loss attributable to non-controlling interest	31	57	25
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(1,661)	(1,072)	(1,550)
Add: Accretion of asset retirement obligations	95	85	94
Add: Unit-based compensation	(395)	(2)	1,155
Distributable cash flow	(4,405)	15,130	(5,627)
Adjusted for: Distributable cash flow attributable to Hi-Crush Blair LLC, prior to the Blair Contribution (b)	—	561	(1,072)
Distributable cash flow attributable to Hi-Crush Partners LP	(4,405)	15,691	(6,699)
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—	—
Distributable cash flow attributable to limited partner unitholders	$(4,405)	$15,691	$(6,699)

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Blair for the three months ended December 31, 2015 and September 30, 2016. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the Blair Contribution.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Year Ended
	December 31,
	2016	2015
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(81,133)	$25,791
Depreciation and depletion expense	15,444	12,270
Amortization expense	1,682	2,620
Interest expense	13,341	13,903
EBITDA	(50,666)	54,584
Non-cash impairments of goodwill and long-lived assets	33,745	24,792
Adjusted EBITDA	(16,921)	79,376
Less: Cash interest paid	(11,475)	(11,610)
Less: (Income) loss attributable to non-controlling interest	99	(145)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(5,121)	(4,733)
Add: Accretion of asset retirement obligations	369	336
Add: Unit-based compensation	2,620	2,983
Distributable cash flow	(30,429)	66,207
Adjusted for: Distributable cash flow attributable to Hi-Crush Blair LLC, prior to the Blair Contribution (b)	(747)	2,619
Distributable cash flow attributable to Hi-Crush Partners LP	(31,176)	68,826
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	(1,311)
Distributable cash flow attributable to limited partner unitholders	$(31,176)	$67,515

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Blair for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the Blair Contribution.

Consolidated Cash Flow Information
(Amounts in thousands)

	Year Ended
	December 31,
	2016	2015 (a)
Operating activities	$(26,644)	$83,649
Investing activities	(126,420)	(120,667)
Financing activities	146,324	43,263
Net increase (decrease) in cash	$(6,740)	$6,245

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	December 31,
	2016	2015 (a)
Assets
Current assets:
Cash	$4,314	$11,054
Accounts receivable, net	52,834	41,477
Inventories	24,338	27,971
Prepaid expenses and other current assets	2,714	4,840
Total current assets	84,200	85,342
Property, plant and equipment, net	416,950	393,512
Goodwill and intangible assets, net	10,097	45,524
Equity method investments	10,232	—
Other assets	7,831	9,830
Total assets	$529,310	$534,208
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$18,223	$24,237
Accrued and other current liabilities	7,877	6,429
Due to sponsor	1,100	106,746
Current portion of long-term debt	2,962	3,258
Total current liabilities	30,162	140,670
Long-term debt	193,458	246,783
Asset retirement obligations	7,808	7,066
Other liabilities	5,000	—
Total liabilities	236,428	394,519
Commitments and contingencies
Equity and partners' capital:
General partner interest	—	—
Limited partners interest, 63,668,244 and 36,959,970 units outstanding, respectively	290,357	134,096
Total partners’ capital	290,357	134,096
Non-controlling interest	2,525	5,593
Total equity and partners' capital	292,882	139,689
Total liabilities, equity and partners’ capital	$529,310	$534,208

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

Unaudited Per Ton Operating Activity

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sand sold (in tons)	1,358,511	1,209,171	4,253,746	5,003,702
Sand produced and delivered (in tons)	1,230,471	794,387	3,793,263	3,506,193
Contribution margin ($ in thousands)	$4,685	$11,680	$15,237	$91,468
Contribution margin per ton sold	$3.45	$9.66	$3.58	$18.28

Unaudited Net Income (Loss) per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
Weighted average limited partner units outstanding:	2016	2015	2016	2015
Basic	63,668,189	36,959,879	49,567,268	36,958,988
Diluted	63,668,189	37,151,769	49,567,268	37,150,878
Reconciliation of net loss and the assumed allocation of net loss under the two-class method for purposes of computing loss per limited partner unit:

	Three Months Ended December 31, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(7,224)	(7,224)
Assumed allocation of net loss	$—	$(7,224)	$(7,224)

Loss per limited partner unit - basic		$(0.11)
Loss per limited partner unit - diluted		$(0.11)

	Year Ended December 31, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(81,034)	(81,034)
Add back recast income attributable to Blair through August 31, 2016	—	(279)	(279)
Assumed allocation of net loss	$—	$(81,313)	$(81,313)

Loss per limited partner unit - basic		$(1.64)
Loss per limited partner unit - diluted		$(1.64)
Reconciliation of adjusted earnings (loss) per limited partner unit to the most directly comparable GAAP financial measure:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015 (a)	2016	2015 (a)
Net income (loss) attributable to Hi-Crush Partners LP	$(7,224)	$10,677	$(81,034)	$25,646
Add back recast (income) losses attributable to Blair through August 31, 2016	—	561	(279)	2,619
Add: Impairments and other expenses	28	1,941	34,025	25,659
Adjusted net income (loss) attributable to Hi-Crush Partners LP	$(7,196)	$13,179	$(47,288)	$53,924

Adjusted income (loss) per limited partner unit - basic	$(0.11)	$0.36	$(0.95)	$1.42
Adjusted income (loss) per limited partner unit - diluted	$(0.11)	$0.35	$(0.95)	$1.42

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.